Exhibit 10.17

August 18, 2020 Equity Grant Agreement

GE Performance Share Grant Agreement For H. Lawrence Culp, Jr. (the “Grantee”)

Grant Date	Performance Shares Granted	Restriction Lapse Date
August 18, 2020	9,295,352 Granted, at Target (the “Target Performance Shares”)	The earliest to occur of (w) August 17, 2025, (x) a Change in Control (as defined in the Employment Agreement dated as of October 1, 2018 between the Grantee and the Company, as amended on the date hereof (the “Employment Agreement”)), (y) the Retirement Date (as defined below) and (z) the Good Leaver Termination Date (as defined below), in each case, subject to the terms and conditions set forth below.

Performance Share Grant Agreement - additional terms & conditions

1.    Grant of Performance Shares. The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) has granted Performance Shares to the Grantee, for which the Target amount is set forth in this Grant Agreement, with respect to General Electric Company common stock, par value $0.06 per share (“Common Stock”), subject to and in accordance with the terms of this Grant Agreement and the Company’s 2007 Long-Term Incentive Plan (the “Plan”) as in effect from time to time, and any rules and procedures adopted by the Committee. The Performance Shares shall be eligible to be earned from 50% to 150% of the Target Performance Shares (such vested amount, the “Vested Performance Shares”), subject to the Service Conditions and Performance Conditions and other terms and conditions set forth herein.

2.    Rights as a Shareholder. The Grantee shall be the record owner of 150% of the Target Performance Shares unless and until (i) all or any portion of such Performance Shares are forfeited pursuant to the terms and conditions of this Grant Agreement or (ii) are sold or otherwise disposed of by the Grantee (including, as applicable, to satisfy the Grantee’s tax liability or in connection with a Change in Control) upon or following the date such Performance Shares or any portion thereof becomes vested hereunder. As a record owner, the Grantee shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the Performance Shares; provided, that any cash or in-kind dividends paid or distributions made with respect to any then unvested Performance Shares shall be treated as set forth in subparagraph 3.6 below.

3.    Restrictions/Performance Goals. Restrictions on the Performance Shares specified in this Grant Agreement, as further subject to vesting based on performance as set forth in subparagraph 3.1, will lapse on the designated Restriction Lapse Date only if and solely to the extent that the Service Condition and Performance Conditions have been satisfied or as set forth in subparagraph 3.2, 3.3, 3.4 or 3.5. Further, Performance Shares shall be immediately forfeited without payment upon the Grantee’s termination of employment prior to the end of the Performance Period, except as set forth under subparagraphs 3.3, 3.4 and 3.5 of this Grant Agreement. Performance Shares for which restrictions do not lapse in accordance with this paragraph on or prior to the end of the Performance Period shall be immediately forfeited without payment at the conclusion of the Performance Period.

As used herein, the following definitions shall apply:

a.	Cause. For purposes of this Grant, “Cause” shall have the meaning set forth in the Employment Agreement.

b.

Good Reason. For purposes of this Grant, “Good Reason” shall mean any one or more of the following circumstances: (A) a reduction in any of the Grantee’s compensation rights under the Employment Agreement, other than the agreed reduction in base salary, commencing April 2020; (B) the failure to nominate the Grantee for reelection as a member of the Board, or the removal of him by the Company from the position of Chief Executive Officer or, as applicable, Executive Chairman; (C) a material reduction in the Grantee’s duties and responsibilities as in effect immediately prior to such reduction; (D) the assignment to the Grantee of duties that are materially inconsistent with his position or duties or that materially impair the Grantee’s ability to function as Chief Executive Officer or, as applicable, Executive Chairman of the Company and any other position in which he is then serving; (E) the relocation of the Grantee’s principal office to a location that is more than 50 miles from the Company’s current headquarters; or (F) a material breach of any material provision of the Employment Agreement by the Company. The sale or disposition of any one or more businesses of the Company, or any transaction following which the Company’s (or its successor’s) common equity is not publicly traded on a nationally recognized securities exchange or through a national market quotation service, shall not be deemed a material reduction in the Grantee’s duties or responsibilities. A termination for Good Reason shall mean a termination by the Grantee effected by written notice given by the Grantee to the Company within ninety (90) days after the Grantee’s first having knowledge of the Good Reason event, unless the Company shall, within thirty (30) days after receiving such notice, take such action as is necessary to fully remedy such Good Reason event, in which case the Good Reason event shall be deemed to have not occurred. Notwithstanding the foregoing, the Grantee shall not be entitled to claim Good Reason if the Grantee and the Company mutually agree to transition the Grantee to the position of Executive Chairman or to a non-employee director or consultant role.

c.

Performance Period. For purposes of this Grant, “Performance Period” shall mean the period from August 18, 2020, through August 17, 2025 unless truncated in connection with a Change in Control under subparagraph 3.2, a retirement under subparagraph 3.3, a good leaver termination under subparagraph 3.4 or, if applicable, a death or Disability (as defined in the Employment Agreement) termination under subparagraph 3.5.

d.

Reference Stock Price. For purposes of this Grant, “Reference Stock Price” shall mean the average of the closing prices of the Shares over the period of 30 consecutive trading days up to and including August 18, 2020, which equals $6.67.

e.

Service Condition. For purposes of this Grant, “Service Condition” means (i) the Grantee has been continuously employed by the Company as Chief Executive Officer pursuant to the terms of the Employment Agreement through August 17, 2023, (ii) the Grantee serves as the Executive Chairman of the Company during the period from August 18, 2023 to August 17, 2024, unless the Grantee and the Company mutually agree that the Grantee shall continue to serve as the Chief Executive Officer of the Company during all or any portion of such period, and (iii) the Grantee serves as a non-employee director of the Board or a consultant of the Company during the period from August 18, 2024 to August 17, 2025, unless the Grantee and the Company mutually agree that the Grantee shall continue to serve as the Chief Executive Officer or the Executive Chairman of the Company during all or any portion of such period or the Grantee retires pursuant to subparagraph 3.3.

f.

Share. For purposes of this Grant, “Share” means one share of Common Stock, and such other securities as may become the subject of awards granted pursuant to the Plan, or become subject to such awards, pursuant to any adjustments made under paragraph 2 or subparagraph 3.6 of this Grant Agreement.

3.1    Vested Performance Shares/Performance Goals. Vested Performance Shares shall mean the number of Performance Shares that become eligible for the lapse of restrictions, contingent on achievement of the following goals (the “Performance Conditions”) for the Performance Period:

a.

if the highest average stock price achieved based on the average of the closing prices of the Shares over any period of 30 consecutive trading days (the “Highest Average Price”) is less than 150% of the Reference Stock Price, no Performance Shares will vest, and the number of Vested Performance Shares shall equal 0 Shares;

b.	if the Highest Average Price equals 150% of the Reference Stock Price, the number of Vested Performance Shares shall equal 50% of the Target Performance Shares (“Threshold”);

c.	if the Highest Average Price equals 200% of the Reference Stock Price, the number of Vested Performance Shares shall equal 100% of the Target Performance Shares (“Target”);

d.	if the Highest Average Price equals or exceeds 250% of the Reference Stock Price, the number of Vested Performance Shares shall equal 150% of the Target Performance Shares (“Maximum”); and

e.	if the Highest Average Price is between 150% and 250% of the Reference Stock Price, the number of Vested Performance Shares will be determined by linear mathematical interpolation.

3.2    Change in Control. Upon a Change in Control that occurs during the Performance Period, the number of Vested Performance Shares will be the greatest of (x) the amount determined in accordance with subparagraph 3.1 hereof, but defining the Performance Period as the period from August 18, 2020, through the effective date of the Change in Control, (y) the amount determined in accordance with subparagraph 3.1 hereof, but defining the Highest Average Price as the per-share consideration received by a holder of Shares in connection with the Change in Control, and (z) either (I) if the Change in Control occurs prior to August 18, 2022, Target, or (II) if the Change in Control occurs on or after August 18, 2022, Threshold.

3.3    Retirement. If the Grantee elects to retire by giving notice within the 60 day period immediately prior to August 18, 2024, with a retirement date of August 17, 2024 (the “Retirement Date”), the number of Vested Performance Shares will equal the amount determined in accordance with subparagraph 3.1 hereof, but defining the Performance Period as the period from August 18, 2020, through the Retirement Date, and the Service Condition will be deemed satisfied for service through August 18, 2024.

3.4    Good Leaver Termination. If the Grantee’s employment with the Company terminates prior to the last day of the Performance Period, (a) by the Company without Cause (which, for the avoidance of doubt, does not include the parties’ mutual agreement for the Grantee to serve solely as a non-employee director or a consultant) or (b) by the Grantee for Good Reason (which, for the avoidance of doubt, does not include a retirement in accordance with subparagraph 3.3 above) (each such Date of Termination (as defined in the Employment Agreement), the “Good Leaver Termination Date”), the number of Vested Performance Shares will equal the greater of (x) the amount determined in accordance with subparagraph 3.1 hereof, but defining the Performance Period as the period from and including

August 18, 2020, through and including the Date of Termination, and (y) the product of (i) Threshold, multiplied by (ii) a fraction, the numerator of which is the number of days that the Grantee was employed from and including August 18, 2020, through and including the Date of Termination (or if earlier, August 17, 2024), and the denominator of which is the number of days in the period from and including August 18, 2020, through and including August 17, 2024. For the avoidance of doubt, at any time that the Service Conditions hereunder are being satisfied by service by the Grantee as a non-employee director or consultant, the Company may not terminate the Grantee’s right to continue to provide such service unless the Grantee shall engage in conduct that would constitute Cause for termination of his services as an employee.

3.5    Death and Disability. If the Grantee’s employment with the Company terminates prior to the last day of the Performance Period due to the Grantee’s death or Disability, the number of Vested Performance Shares will equal the greater of (x) the amount determined in accordance with subparagraph 3.1 hereof, but defining the Performance Period as the period from and including August 18, 2020, through and including the Date of Termination, and (y) the product of (i) the amount determined in accordance with subparagraph 3.1 hereof, multiplied by (ii) a fraction, the numerator of which is the number of days that the Grantee was employed from and including August 18, 2020, through and including the Date of Termination (or, if earlier, August 17, 2024), and the denominator of which is the number of days in the period from and including August 18, 2020, through and including August 17, 2024. For the sake of clarity, the Restriction Lapse Date for purposes of this subparagraph 3.5 shall be August 17, 2025.

3.6    Spin-Off; Dividends.

a.

In connection with any spin-off transaction undertaken by the Company, the equity interest of the spun-off entity (“Spin-Co”) received by the Grantee as the record owner of the Performance Shares upon such spin-off transaction (the “Spin-Co Performance Shares”), and any additional cash or property that is derived therefrom shall be restricted and eligible to become vested (and subject to forfeiture) subject to the same terms and conditions as the Performance Shares granted hereunder. The purpose and intent of this subparagraph 3.6 is, where these provisions are applicable, to provide the Grantee, on the terms and to the extent specified herein, the same economic opportunity that the shareholders of the Company receive from the portfolio of interests that may be created by any spin-off transaction(s) effected by the Company during the Performance Period to which this subparagraph 3.6 applies. Notwithstanding anything herein to the contrary, for each trading day occurring during the Performance Period following the consummation of any such spin-off transaction, the component inputs for determining the Highest Average Price shall include both the closing price of the Shares and the closing price of the class of Spin-Co shares held as Spin-Co Performance Shares, in each case as of the date of determination; provided, that if, following any such spin-off and during the Performance Period, a “change in control” of any Spin-Co occurs in which the shareholders of such Spin-Co receive, as consideration for their shares in such Spin-Co, cash and/or shares or other securities of an acquirer or successor entity, then on each day on and after such “change in control” of such Spin-Co, the closing price of such Spin-Co shares for purposes of this determination shall equal the aggregate per-share value of such consideration as of the closing date of such transaction. Solely for purposes of the immediately preceding sentence, (x) a “change in control” of any Spin-Co shall mean a transaction constituting a Change in Control, as defined in the Employment Agreement, provided that any reference therein to “Shares” shall mean shares of common stock of such Spin-Co, and any reference therein to “Company” shall mean such “Spin-Co,” and (y) when applying the closing price of any Spin-Co shares, such closing price shall first be multiplied by the applicable ratio of the number of any applicable Spin-Co shares (or fractional Spin-Co share) received in the applicable spin-off transaction for each Performance Share held immediately prior to such transaction. (E.g., if, in a spin-off transaction to which this subparagraph 3.6 applies, the shareholders of the Company receive one half of a share of the common stock of Spin-Co for each Share, then except as otherwise expressly provided with respect to a “change in control” of Spin-Co, 50% of the value of a share of Spin-Co common stock shall be included in the calculation of the Highest Average Price for each trading day during the Performance Period on or following the consummation of the spin-off transaction.)

b.

In connection with the occurrence of any other distributions in kind in respect of the Performance Shares or other corporate events affecting the Company’s capital stock, other than the payment of an extraordinary dividend in whole or in part in cash, not addressed above, or a transaction in which the Company is not able to continue to measure the value of a share of a spun-off or sold entity received in respect of a Performance Share, any property received by the Grantee as the record owner of the Performance Shares and any additional cash or property that is derived therefrom shall be restricted and eligible to become vested (and subject to forfeiture), subject to the same terms and conditions as the Performance Shares granted hereunder. In addition, the Company shall, after consultation with the Grantee, equitably adjust the Reference Stock Price and/or the method of determining the Highest Average Price, in such a fair and equitable manner as to prevent enlargement or diminution in the value of this award of Performance Shares.

c.

Any ordinary cash dividends paid with respect to unvested Performance Shares shall be withheld by the Company and shall be paid to the Grantee, without interest, only when, if and to the extent that, such Performance Shares shall become vested. The Company shall accumulate such ordinary cash dividends and shall pay the Grantee a cash amount equal to such dividends accumulated and unpaid as of the date that restrictions lapse as to the corresponding portion of the Performance Shares (without interest) reasonably promptly (and in no event later than 30 days) after such date. Notwithstanding the foregoing, any accumulated and unpaid ordinary cash dividends attributable to any portion of Performance Shares that do not become vested and are cancelled shall not be paid and shall be immediately forfeited upon cancellation of the forfeited Performance Shares.

d.

If the Company makes any extraordinary cash dividend in respect of the Shares (or, in the case of a spin-off in connection with which the Grantee receives Spin-Co Performance Shares, if Spin-Co makes any extraordinary cash dividend in respect of Spin-Co shares), the per-share value of such dividend shall be added to the closing price of the stock of the applicable entity on each trading day during the Performance Period that occurs ex- dividend for purposes of determining the Highest Average Price and unless the Grantee shall request that such extraordinary dividend be treated in the same manner as ordinary cash dividends, such extraordinary cash dividend shall be reinvested by the Company in additional Shares, subject to the same vesting conditions as the underlying Performance Shares, with the number of additional Shares to be determined by dividing the total dollar amount of such dividend by the closing price of a Share on the date such dividend is payable to stockholders.

e.

The Company shall keep a record of the total number of Performance Shares, Spin-Co Performance Shares and any other assets (including cash) held or credited in respect of the Performance Shares hereunder and any and all adjustments to the Reference Stock Price. The Company shall, on a quarterly basis, provide the Grantee a written statement indicating the number of Shares of the Performance Shares that would become Vested Performance Shares based solely on the Highest Average Price through the date of determination, the Reference Stock Price, and the number of Spin-Co Performance Shares that would become vested based solely on the Highest Average Price through the date of determination. The Company shall provide the Grantee a written report on a quarterly basis indicating the Highest Average Price achieved through the date as of which the report is rendered and the applicable stock price of the Shares and any other securities taken into account in such determination.

4.

Withholding Tax.     The Grantee shall pay to or reimburse the Company for any federal, state, local or foreign taxes required to be withheld and paid over by it, at such time and upon such terms and conditions as the Company may prescribe at the time the Performance Shares vest. The Grantee shall be permitted to satisfy any federal, state, local or foreign withholding tax obligation by the Company withholding shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Performance Shares, except that any available cash amounts payable to the Grantee may be first used to satisfy such withholding obligations.

5.

Alteration/Termination.    The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any Performance Shares without the consent of the Grantee; provided that, no such amendment, alteration, suspension, discontinuation or termination shall be made that would impair the rights of the Grantee hereunder without the Grantee’s express written consent.

6.

Relationship to the Plan.    Unless otherwise set forth herein, the Performance Shares granted hereunder shall be subject to and governed by, and shall be administered in accordance with, the terms and conditions of the Plan. A copy of the Plan will be made available to the Grantee upon request.

7.

Successors and Assigns.    In the event that the Company undertakes a spin-off transaction in connection with which the Grantee continues as the Chief Executive Officer of Spin-Co, (i) the Company will require Spin-Co to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place, and as used in this Agreement, (ii) the term Company shall mean Spin-Co, (iii) the Performance Shares granted hereunder shall be deemed Spin-Co Performance Shares for all purposes hereunder, and the Performance Shares received by the Grantee from Spin-Co shall be treated as the Performance Shares granted hereunder for all purposes hereunder (other than this sentence), and (iv) the term Shares shall mean common shares of Spin-Co for all purposes hereunder.

8.

Entire Agreement.     This Grant Agreement, the Plan, country addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Performance Shares and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee. In the event the terms set forth herein (including the provisions from the Employment Agreement which are incorporated by reference) are inconsistent with the terms of the Plan, the terms of this Grant Agreement shall govern.